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Exhibit 99.2



FOR IMMEDIATE RELEASE


Investor Relations Contact:      Company Contacts:
Jason Thompson                   Jared Abbruzzese   John R. Bailey
Lippert/Heilshorn & Associates   CEO, CAI           CFO, Heartland
212/838-3777                     518/462-2632       214/479-9244


        CAI AND HEARTLAND CLOSE CS WIRELESS TRANSACTIONS

                 -$230 MILLION OF UNITS PLACED-


     Albany, NY and Richardson, TX, February 23, 1996 - CAI Wireless Systems, Inc. ("CAI") (NASDAQ NM: CAWS) and Heartland Wireless Communications, Inc. ("Heartland") (NASDAQ NM: HART) today jointly announced the closing of the transactions which establish CS Wireless Systems, Inc. ("CS Wireless"). CAI and Heartland contributed certain wireless cable assets into CS Wireless which, as a result of such transactions, has approximately 5.7 million line-of-sight ("LOS") households and 55,800 subscribers.

     Under the terms of a participation agreement between CAI and Heartland dated December 12, 1995, CS Wireless acquired operating wireless cable systems or wireless channel rights held by CAI in Bakersfield, CA, Charlotte, NC, Cleveland, OH and Stockton/Modesto, CA and held by Heartland in Dallas, Fort Worth, and San Antonio, TX, Dayton, OH, Maysville and Sweet Springs, MO, Minneapolis, MN, Grand Rapids, MI and Salt Lake City, UT. CAI owns approximately 54% of CS Wireless, Heartland approximately 35%, the BANX Partnership approximately 10% and bond holders approximately 1%. Heartland also received approximately $28.3 million of cash and $40.0 million of notes from CS Wireless.

     The CAI assets included in the transactions consist of four of its properties located outside the operating territories of Bell Atlantic and NYNEX, with which CAI has agreements to provide wireless transport service. The majority of the Heartland contributed assets were acquired in certain acquisitions previously announced, and which closed immediately preceding the closing of the CS Wireless transaction, and are consistent with Heartland's announced divestiture plans associated with these major market acquisitions.



                             -more-

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     CS Wireless also closed an offering of $400.0 million face amount of units. The gross proceeds to CS Wireless were approximately $230.0 million, which represents an increase from the $150.0 million as initially set forth in the offering memorandum. The 100,000 CS Wireless units were placed through a Rule 144A offering led by Smith Barney Inc. Each unit consisted of four $1,000 face amount 11.375% senior discount notes, due March 1, 2006 and 1.1 common shares of CS Wireless stock. The notes will accrete in value for five years, and cash interest will begin in 2001.

     CS Wireless will use the proceeds of the offering for capital expenditures to build-out its systems and to add subscribers, for certain formation costs including the cash payment for Heartland, working capital, and general corporate purposes.

     CAI currently operates six wireless cable systems in New York City, Rochester and Albany, NY, Philadelphia, PA, Washington, D.C., and Norfolk/Virginia Beach, VA. In addition, CAI has a portfolio of wireless cable channel rights in eight additional markets, including Long Island, Buffalo and Syracuse, NY, Boston, MA, Providence, RI, Hartford, CT, Baltimore, MD, and Pittsburgh, PA.

     Heartland currently operates in excess of 30 systems and has a portfolio of wireless cable channel rights in an additional 48 markets, principally located in the Central and Southwestern regions of the U.S.



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